                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is entered into as of October 1, 1999 by and among All Transmission Parts, Inc., an Oregon corporation ("All Trans"), All Automatic Transmission Parts, Inc., an Oregon corporation ("AATP"), David E. Helm, an individual, Barry C. Helm, an individual, Aftermarket Technology Corp., a Delaware corporation ("ATC"), and ATC Distribution Group, Inc., a Delaware corporation ("Buyer"). All Trans and AATP are hereinafter referred to individually as a "Seller" and collectively as "Sellers." David E. Helm and Barry C. Helm are hereinafter referred to individually as a "Stockholder" and collectively as "Stockholders."

                                 R E C I T A L S

         A. Sellers are engaged in the remanufacture and/or distribution of standard and automatic transmissions and related components and parts for the automotive aftermarket (the "Business");

         B. Stockholders collectively own all of the issued and outstanding shares of the capital stock of each Seller; and

         C. Buyer (a wholly owned subsidiary of ATC) desires to purchase the Business and substantially all the assets of Sellers, and Stockholders and Sellers desire to sell the Business and such assets to Buyer on the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

         1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

         "ACCOUNTS RECEIVABLE" means all accounts receivable and notes receivable (including, without limitation, any gainsharing payments from customers and rebates from suppliers), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto. An Account Receivable will not be deemed to have been paid until the payment thereof is actually received by the payee, without regard to when the payor deposited such payment in the mail or with a third party delivery service.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended.

         "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state, provincial, territorial, county or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

         "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (i) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (ii) any trust or other estate in which such Person has a beneficial interest of more than 50% or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any parent, grandparent, aunt, uncle, sibling, child, grandchild or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

         "BENEFIT ARRANGEMENT" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by the Company or any ERISA Affiliate, including, without limitation, the following: (i) each material employment or consulting agreement; (ii) each arrangement providing for material insurance coverage for employees or workers' compensation benefits; (iii) each material incentive bonus or deferred bonus arrangement; (iv) each arrangement providing material termination allowance, severance or similar benefits; (v) each material equity compensation plan; (vi) each material deferred compensation plan; and
(vii) each material compensation policy and practice.

         "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

         "BUYER ENVIRONMENTAL LIABILITY" means Environmental Liabilities arising as a result of the actions of Buyer after the Closing Date.

         "COMPANY" means All Trans and AATP, as Sellers, individually and collectively.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DAMAGES" means, with respect to any Person, all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds and indemnification proceeds actually received, including without limitation, (i) interest on any of the foregoing, at the Reference Rate in effect from time to time, from the date of incurrence thereof until such Person shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person, but excluding any consequential, incidental or special damages.

         "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate.

         "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a multiemployer plan as defined in Section 3(37) and 4001(a)(3) of ERISA.

         "ENVIRONMENTAL LAWS" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and
(iii) the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act (TSCA) and all requirements promulgated pursuant to any of these or analogous domestic or foreign, federal, state, provincial, territorial, county or local statutes.

         "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any Person that, together with the Company as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "GAAP" means generally accepted accounting principles in the United States as in effect at the time the relevant financial statement is prepared, applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any foreign or domestic, federal, territorial, state, provincial, county or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "GROUP HEALTH PLAN" means any group health plan, as defined in Section 5000(b)(1) of the Code.

         "HAZARDOUS SUBSTANCE" means any substance or material (i) the presence of which requires investigation or remediation under any Applicable Law, (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law, (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law, (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority,
(v) the presence of which constitutes a nuisance, trespass or other tortious condition, or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" means all liabilities and obligations, contingent or otherwise, of the Company (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, other than those incurred in the ordinary course of its business that constitute trade payables to trade creditors, (iv) evidenced by a bankers' acceptance or similar instrument issued or accepted by banks, (v) for the capitalized amount of a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, (vi) evidenced by a letter of credit or a reimbursement obligation of the Company with respect to any letter of credit, and (vii) any of the foregoing of another Person as to which the Company is a guarantor or otherwise liable (except endorsements of customer checks in the ordinary course of business). "Indebtedness" shall also include any interest on, or prepayment penalty or redemption premium with respect to, any Indebtedness.

         "INDEMNIFYING PARTY" means (i) Stockholders or Sellers when any Buyer Indemnitee is asserting a claim under Sections 9.01(a), or (ii) ATC and Buyer when any Seller Indemnitee is asserting a claim under Sections 9.01(b).

         "INDEMNITEE" means (i) each of ATC, Buyer and their respective Affiliates with respect to any claim for which Stockholders and Sellers are Indemnifying Parties under Sections 9.01(a), or (ii) Stockholders, Sellers and their respective Affiliates with respect to claims for which ATC and Buyer are Indemnifying Parties under Sections 9.01(b).

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means, with respect to any Person that is a legal entity, all things actually known, after due inquiry, by any director or executive officer of such Person. The Knowledge of any Seller or Stockholder will be imputed to all the Sellers and Stockholders.

         "LANDLORD" means Helm Brothers, an Oregon partnership, or such other Person controlled by Stockholders that owns the facilities used by All Trans as of the date hereof.

         "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and, in the case of the Company, whether or not the same is disclosed on any schedule to this Agreement.

         "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset, but excluding liens for taxes not yet due and payable.

         "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Company or the Business that results in a material adverse effect on, or a material adverse change in, the Transferred Assets or the Business taken as a whole.

         "MATERIAL TITLE DEFECT" means any condition of title that will materially interfere with Buyer's operation of a Transferred Asset in the manner in which the Company has historically operated such asset. Without limiting the generality of the foregoing, "Material Title Defect" shall include any of the following to the extent that it will materially interfere with Buyer's operation of a Transferred Asset in the manner in which the Company has historically operated such asset: (i) lack of access to any Real Property for the benefit of Buyer, (ii) material violations of zoning laws or regulations, (iii) zoning or building restrictions, and (iv) easements, rights of way and servitudes for the benefit of third Persons.

         "OUTSIDE DATE" means December 2, 1999.

         "PERMITTED LIENS" means those Liens listed on SCHEDULE 1.01 hereto.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

         "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

         "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

         "REFERENCE RATE" means the per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

         "TAX" means all taxes imposed of any nature including foreign or domestic, federal, state, provincial, territorial, county or local net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, FUTA or SUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

         "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

         1.02 ADDITIONAL DEFINED TERMS. The following terms are defined in the Sections referred to below:


"1999 Balance Sheet"...........................................Section 3.08(a)
"AAA Rules"...................................................Section 11.11(a)
"AATP"................................................................Preamble
"Agreement"...........................................................Preamble
"All Trans"...........................................................Preamble
"Assumed Liabilities".............................................Section 2.03
"ATC".................................................................Preamble
"Business"...........................................................Recital A
"Buyer"...............................................................Preamble
"Buyer Indemnitees"............................................Section 9.01(a)
"Buyer's Benefit Plans.........................................Section 7.08(b)
"Closing Date".................................................Section 2.06(a)
"Closing"......................................................Section 2.06(a)
"Contracts"....................................................Section 2.01(d)
"Equipment"....................................................Section 2.01(b)
"Excluded Assets".................................................Section 2.02
"Excluded Liabilities"............................................Section 2.04
"Existing Facility"............................................Section 7.07(b)
"Hired Employees"..............................................Section 7.08(a)
"Insurance Policies"...........................................Section 3.20(a)
"Intellectual Property Rights".................................Section 3.18(a)
"Inventory"....................................................Section 2.01(c)
"Leases".......................................................Section 3.09(b)
"Master Lease".................................................Section 7.07(d)
"New Facility".................................................Section 7.07(b)
"Permits".........................................................Section 3.14
"Personal Property Leases".....................................Section 3.09(a)
"Proceedings".....................................................Section 3.12
"Real Property"................................................Section 3.09(a)
"Required Approvals and Consent"..................................Section 3.04
"Scheduled Contracts"..........................................Section 3.13(a)
"Seller"..............................................................Preamble
"Seller Indemnitees"...........................................Section 9.01(b)
"Stockholder".........................................................Preamble




"Subsequent Material Contract".............................Section 5.01(b)(iv)
"Suitable Location"............................................Section 7.07(b)
"Transferred Assets"..............................................Section 2.01




                                   ARTICLE II
                               TRANSFER OF ASSETS

         2.01 TRANSFER OF ASSETS BY SELLER. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Sellers and each Seller agrees to sell or cause to be sold to Buyer at the Closing, free and clear of all Liens other than Permitted Liens, all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description (other than the Excluded Assets) as the same shall exist on the Closing Date, wherever located, whether tangible or intangible, real, personal or mixed, that are used by, owned by, leased by or in the possession of such Seller in connection with the Business, whether or not reflected on the books and records of such Seller, including all assets shown on the 1999 Balance Sheet and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Closing Date (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Sellers pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of the Company in, to and under the following, to the extent owned or leased by the Company at the time of Closing:

                (a) all real property leases (whether capitalized or operating), all fixtures and improvements on and appurtenances to leased real property, and all leasehold improvements relating to any leased real property, including the foregoing listed on SCHEDULE 3.09(a)(i);

                (b) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property ("Equipment") including any of the foregoing listed on
SCHEDULE 2.01;

                (c) all items of inventory notwithstanding how or if classified in the financial records of the Company, including all raw materials, cores, purchased parts, work-in-process, finished goods, supplies, spare parts and samples ("Inventory");

                (d) all contracts, agreements, options, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company is a party, including the Scheduled Contracts and the Subsequent Material Contracts (the "Contracts");

                (e) all books, records, files and papers, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose;

                (f) all prepaid charges and expenses other than prepaid insurance, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

                (g) all rights, claims, credits, causes of action or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to the Company;

                (h) all Accounts Receivable and any security or collateral therefor;

                (i) all patents, copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions, and other proprietary data, including any of the foregoing listed on SCHEDULE 3.18;

                (j) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority, whether or not actually utilized by the Company;

                (k) all lists of present customers and lists of former customers;

                (l) all goodwill associated with the Business or the Transferred Assets; and

                (m) all product designations used in the Company's catalogs.

       2.02 EXCLUDED ASSETS. Buyer expressly understands and agrees that those assets listed on Schedule 2.02 (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by the relevant Seller.

       2.03 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge each of the following (the "Assumed Liabilities"):

                (a) all Liabilities and obligations of the Company arising after the Closing under Contracts and Leases included in the Transferred Assets;

                (b) all trade payables of the Business arising in the ordinary course of business as of the Closing Date that are not then past due; and

                (c) warranty claims with respect to the products of the Business sold prior to the Closing Date that do not exceed $75,000 in the aggregate.

        2.04 EXCLUDED LIABILITIES. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any of the Liabilities of the

Company or any of its Affiliates or ERISA Affiliates other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following Liabilities:

                (a) any Liability of the Company or any of its Affiliates or ERISA Affiliates, whether currently in existence or arising hereafter, that is not attributable to, or that does not arise out of the conduct of, the Business;

                (b) any Liability whether presently in existence or arising hereafter relating to an Excluded Asset;

                (c) any Environmental Liability, whether presently in existence or arising hereafter, other than Buyer Environmental Liabilities;

                (d) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney, accountant or other intermediary or advisor employed by either Stockholder or Seller or any of their respective Affiliates in connection with the transactions contemplated hereby or otherwise;

                (e) any Liability the existence of which constitutes a breach of any representation or warranty of Stockholders and Sellers hereunder;

                (f) any contingent Liabilities of the Company related to any transactions by the Company prior to the date hereof except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement;

                (g) any Liability related to Indebtedness;

                (h) any Liability for Taxes relating to the Company's operations;

                (i) any Liability arising under any of Seller's Benefit Plans;

                (j) any Liability of the Company for accrued payroll for its employees;

                (k) warranty claims with respect to the products of the Business sold prior to the Closing Date that exceed $75,000 in the aggregate; and

                (l) any Liability of either Seller arising under this Agreement.

Any Liability that is listed in both Section 2.03 and Section 2.04 shall be deemed an Excluded Liability.

       2.05.    ASSIGNMENT OF CONTRACTS AND RIGHTS.

                (a) With respect to any material Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitute Transferred Assets, promptly after the date hereof, to the extent requested by Buyer, Stockholders and Sellers will use their respective best efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required. In this regard, Stockholders' and Sellers' best efforts will not include the payment of money.

                (b) If such consent, waiver or confirmation is not obtained with respect to any such Contract and notwithstanding the provisions of Section 8.01(b) Buyer elects to consummate the Closing, Sellers and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Sellers under which (i) Buyer will obtain, to the extent practicable, the claims, rights and benefits under such Contact and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or (ii) Sellers will enforce for the benefit of Buyer, with Buyer assuming Sellers' obligations to be performed after the Closing Date, any and all claims, rights and benefits of Sellers against a third party thereto. Sellers will promptly pay to Buyer when received all monies received by Sellers under or with regard to any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.05(b).

       2.06.    CLOSING.

                (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Muir & Troutman, 8885 SW Cashmur Lane, Portland, Oregon 97225-3002. The Closing of the sale of Transferred Assets of All Trans and the assumption of Assumed Liabilities of All Trans shall take place concurrently with the execution and delivery of this Agreement by the parties hereto, which date shall be the "Closing Date" with respect to such transactions. The Closing of the sale of Transferred Assets of AATP and the assumption of Assumed Liabilities of AATP will take place on the earlier to occur of (i) the relocation of AATP's facility pursuant to Section 7.07 or (ii) December 1, 1999, which date shall be the "Closing Date" with respect to such transactions, unless this Agreement is terminated pursuant to Section 10.01. The effective time of each Closing will be the close of business on the business day immediately preceding the relevant Closing Date.

                (b) At the Closing, Buyer shall pay $32,000,000 to All Trans and $8,000,000 to AATP in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by the recipients prior to the Closing.

                (c) Sellers shall deliver or cause to be delivered to Buyer such bills of sale, certificates of title, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment of such rights as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of each Seller's right, title and interest in, to and under the Transferred Assets.

          2.07. PURCHASE PRICE ALLOCATION. The final allocation of the Closing payments among the Transferred Assets for purposes of complying with Section 1060 of the Code and making any required filings under state or local law shall be as set forth on the Company's September 30, 1999 balance sheet prepared in accordance with GAAP. ATC, Buyer, Sellers and Stockholders shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation statement and shall not take any position inconsistent therewith.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                            STOCKHOLDERS AND SELLERS

        As an inducement to ATC and Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Stockholders and Sellers jointly and severally represent and warrant to ATC and Buyer as follows:

       3.01 EXISTENCE, GOOD STANDING AND POWER. Each Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Oregon and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect. Each Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material. SCHEDULE 3.01, sets forth those states in which either Seller is duly qualified to do business and in good standing.

       3.02 AUTHORIZATION AND ENFORCEABILITY. Each Stockholder and Seller has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, in the case of Sellers, the transfer, conveyance and sale of the Transferred Assets to Buyer. This Agreement has been duly and validly executed and delivered by each Stockholder and Seller and constitutes the legal, valid and binding agreement of each of them, enforceable against each of them in accordance with the terms of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

       3.03 NON-CONTRAVENTION. The execution, delivery and performance by each Seller and Stockholder of this Agreement do not and will not (i) contravene or conflict with the charter or bylaws of either Seller, true and correct copies of which have been delivered to Buyer, (ii) assuming receipt of the Required Approvals and Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to any Seller or Stockholder or the Business or the Transferred Assets, (iii) assuming receipt of the Required Approvals and Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, any material Contract or any Permit or similar authorization relating to the Company, the Business or the Transferred Assets by which the Company, the Business or the Transferred Assets may be bound, or
(iv) result in the creation or imposition of any Lien on any Transferred
Assets.

       3.04 REQUIRED APPROVALS AND CONSENTS. SCHEDULE 3.04 lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under Applicable Law to be obtained or made by any Stockholder or Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to comply with Applicable Law or avoid the loss of any material Permit, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (the "Required Approvals and Consents"). To the Knowledge of Sellers and Stockholders, there are no facts relating to the identity or circumstances of any Seller or Stockholder or the Transferred Assets that would prevent or materially delay obtaining any of the Required Approvals and Consents. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of each Seller and the necessary vote of the stockholders of each Seller.

       3.05 CAPITAL STOCK OF SELLERS. Stockholders collectively own of record and beneficially all of the outstanding capital stock of Sellers. There are not outstanding (i) any options, warrants or other rights to purchase from either Stockholder any shares of such capital stock, (ii) any securities convertible into or exchangeable for shares of such capital stock, or (iii) any other commitments of any kind for the issuance of additional shares or options, warrants or other securities of either Seller.

       3.06 SUBSIDIARIES AND OTHER INTERESTS. The Transferred Assets do not include, either directly or indirectly, any interest in any Person.

       3.07   FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

              (a) Attached hereto as EXHIBIT A are true and complete copies of the statements of income and balance sheets of All Trans or AATP as of and for the 12 months ended December 31, 1998 and the six months ended June 30, 1999. The June 30, 1999 balance sheets are collectively referred to herein as the "1999 Balance Sheet." Each of the financial statements (i) has been prepared based on the books and records of the Company in accordance with GAAP (except for the omission of footnotes and adjustments, consisting only of normal recurring adjustments, in the case of the 1999 financial statements) and the Company's normal accounting practices, consistent with past practices and with each other, except the AATP financial statements, which reflects the omission of a $36,000 reserve for bad debts, (ii) was compiled by the Company, and (iii) present fairly the financial condition and results of operations of the Company as of the dates indicated or for the periods indicated.

                (b) There are no material Liabilities relating to the Business or the Transferred Assets except for those Liabilities set forth on the 1999 Balance Sheet or set forth on SCHEDULE 3.07, except for those arising since the date of the 1999 Balance Sheet in the ordinary course of business consistent with past practices.

         3.08 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.08, since the date of the 1999 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

                (a) any event, occurrence, development or state of circumstances or facts or change in the Company or the Business (including any damage, destruction or other casualty loss, but excluding changes in general economic conditions) affecting the Company or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

                (b) any incurrence of, or change in, any material Liability other than in the ordinary course of business;

                (c) any creation, assumption or sufferance of the existence of any Lien on any of the Transferred Assets;

                (d) any material transaction or commitment made, or any material Contract entered into, by the Company, or any waiver, amendment, termination or cancellation of any material Contract, or any relinquishment of any rights thereunder by the Company, or of any other material right or debt owed to the Company, other than in each such case actions taken in the ordinary course of business consistent with past practice;

                (e) except for actions taken in the ordinary course of business consistent with past practice that are not, in the aggregate, material, (i) any grant of any severance, continuation or termination pay,
(ii) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (iii) any increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements, (iv) except as required by Applicable Law, any increase in compensation, bonus or other benefits payable or potentially payable, (v) except as required by Applicable Law, any change in the terms of any bonus, pension, insurance, health or other Benefit Plan, or (vi) any representation of the Company to any employee or former employee of the Company that ATC or Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date (except to the extent that any such representation is consistent with the terms hereof);

                (f) any material change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by the Company of its current practices with regard to sales, receivables, payables or accrued expenses that would affect the timing of income recognition, collection of receivables or payment of payables; or

                (g) the entering into of any Contract or other arrangement between the Company and any of its employees or any of their respective Affiliates or Associates.

    3.09     TANGIBLE ASSETS.

             (a) The Company does not own any real property. SCHEDULE 3.09(a)(i) sets forth a true and complete list of all real property leased by the Company and used in the conduct of the Business (the "Real Property").
SCHEDULE 3.09(a)(ii) sets forth a true and complete list of all personal property leases or licenses (x) to which the Company is a party or by which the Company is bound and (y) that provide for annual payments by the Company in excess of $10,000 and that cannot be terminated without charge by the Company within 30 days (the "Personal Property Leases").

             (b) With respect to the Personal Property Leases and the leases relating to the Real Property (collectively, the "Leases"), except as set forth on SCHEDULE 3.09(b), there exist no defaults by the Company, or, to the Knowledge of Sellers and Stockholders, any default or threatened default by any lessor or third party thereunder, that has materially affected or could reasonably be expected to materially affect the rights and privileges thereunder of the Company. Assuming the Required Approvals and Consents are obtained, the consummation of the transactions contemplated hereby will not result in a breach of, or give any Person the right to terminate, any Lease or result in any material adverse change in the terms of any Lease.

             (c) The Company has (i) a good and valid leasehold interest in each piece of Real Property, (ii) a good and valid leasehold interest in the personal property subject to the Personal Property Leases, and (iii) good and valid title to its other tangible assets. Except as set forth on
SCHEDULE 3.09(c), the Company holds title to each Transferred Asset free and clear of all Liens and Material Title Defects.

             (d) Except as disclosed in SCHEDULE 3.09(d), the Company has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of any Real Property, nor has the Company received notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property.

             (e) Since January 1, 1997, the Company has not experienced any material interruption in the delivery to any of the Real Property of adequate quantities of any utilities (including without limitation electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including without limitation foul and surface water drainage) required by the Company during such period.

             (f) SCHEDULE 3.09(f) sets forth the description and location of each item of tangible personal property (other than Inventory) that constitutes a Transferred Asset and on the date hereof has a depreciated book value per unit in excess of $5,000.

             (g) All of the buildings, fixtures and other improvements located on the Real Property and all the tangible personal property listed on
SCHEDULE 3.09(f) are in good operating condition and repair.

             (h) The Transferred Assets constitute all the assets necessary to operate the Business as a going concern substantially in the same manner as conducted prior to the date hereof.

    3.10 AFFILIATES. Except as set forth in SCHEDULE 3.10, no Seller or Stockholder (or any officer, director or immediate family member of any of them) now has or at any time since January 1, 1997, had, either directly or indirectly, an equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to the Company or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company of a material nature or amount; PROVIDED, HOWEVER, none of them shall be deemed to have such an interest solely by virtue of the ownership of less than 5.0% of the outstanding voting stock or debt securities of any Person the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

    3.11 INVENTORIES. Subject to any reserve therefor that is included in the 1999 Balance Sheet and except as disclosed in SCHEDULE 3.11, all Inventories (i) have been acquired or manufactured in the ordinary course of business, in accordance with the Company's normal inventory practices,
(ii) are of a usable quality (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency, (iii) are in merchantable and undamaged condition and meet customer specifications, (iv) are carried on the books of the Company at the lower of cost or market, and (v) are sellable in the ordinary course of business within 24 months.

    3.12 LITIGATION. Except as disclosed on SCHEDULE 3.12, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private), governmental investigations or material collection matters that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of Sellers and Stockholders, threatened, against or affecting the Company, the Business or the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent any Seller or Stockholder from complying with the terms and provisions of this Agreement, and
(ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting the Company, the Business or the Transferred Assets.

    3.13  CONTRACTS.

             (a) SCHEDULE 3.13(a) sets forth a complete list of the following Contracts (collectively with the Leases, the "Scheduled Contracts"):

                 (i) each Contract between the Company and (A) any of its present or former employees, (B) any supplier of services or products whose dollar volume of sales to the Company exceeded $25,000 during the 12 months ended December 31, 1998 or is expected to exceed $25,000 during the 12 months ending December 31, 1999, and (C) any Person in which the aggregate payments made to the Company under such Contract exceeded $25,000 during the 12 months ended December 31, 1998 or are expected to exceed $25,000 during the 12 months ending December 31, 1999;

                      (ii) each other agreement or arrangement of the Company that (A) requires the payment or incurrence of Liabilities or the rendering of services by the Company, subsequent to the date of this Agreement, of more than $10,000 and (B) cannot be terminated without charge by the Company within 30 days;

                     (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, the deferred purchase price of any Transferred Asset (whether incurred, assumed, guaranteed or secured by any asset);

                     (iv) all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for marketing and/or sale of products or services to which the Company is a party or by which the Company is otherwise bound that cannot be terminated without charge by the Company within 30 days;

                     (v) each agreement or covenant not to compete by which the Company is bound and each joint venture agreement to which the Company is a party; and

                     (vi) all other material contracts, commitments and obligations of the Company that are not in the ordinary course of business.

             (b) Except as disclosed in SCHEDULE 3.13(b), (i) each Scheduled Contract is a legal, valid and binding obligation of the Company enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against the Company and, to the Knowledge of Sellers and Stockholders, each other party thereto in accordance with its terms, and (ii) neither the Company nor, to the Knowledge of Sellers and Stockholders, any such other party is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each written Scheduled Contract have been delivered to Buyer.

             (c) SCHEDULE 3.13(c) sets forth a list (by name and address) of the customers to whom the Company made sales of more than $25,000 and vendors providing more than $25,000 of services or products to the Company during the 12 months ended December 31, 1998 together with the approximate dollar amount of sales by or services or products provided to the Company during said period.

    3.14 PERMITS. SCHEDULE 3.14 sets forth all material approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities necessary for the operation of the Business or the Transferred Assets in substantially the same manner as currently operated or affecting or relating in any way to the Business or the Transferred Assets (the "Permits"). Except as set forth on SCHEDULE 3.14, each Permit is valid and in full force and effect in all material respects and, assuming the related Required Approvals and Consents are obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired or have the terms thereof changed in any material respect as a result of the transactions contemplated hereby.

    3.15 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in
SCHEDULE 3.15, the operation of the Business has not violated or infringed, and does not violate or infringe, any material Applicable Law.

    3.16. EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE BENEFITS.

             (a) SCHEDULE 3.16 sets forth a list of all Benefit Plans. Sellers have made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer. Sellers have made available to Buyer a copy of the three most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

             (b) Neither the Company nor any ERISA Affiliates sponsors, maintains or contributes to, or, within the last five years, has sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

             (c) Except as set forth in SCHEDULE 3.16, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan (including the right to receive any parachute payment, as defined in Section 280G of the Code) or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

             (d) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither the Company nor any ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Sellers and Stockholders, is there a basis for any such claim. No officer, director or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

             (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of Sellers and Stockholders threatened, involving any Benefit Plan by any Person against such plan or the Company or any ERISA Affiliate. There is no pending or, to the Knowledge of Sellers and Stockholders, threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

             (f) Each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code, including, but not limited to, all applicable reporting and disclosure requirements. The Company and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and the Company and each ERISA Affiliate shall continue to do so through the Closing.

             (g) With respect to any Group Health Plans maintained by the Company or any ERISA Affiliate, the Company and the ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Except as set forth on SCHEDULE 3.16, the Company is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including, without limitation, any Group Health Plan, or pursuant to any agreement or understanding, other than as required by Code Section 4980B.

    3.17     LABOR AND EMPLOYMENT MATTERS.

             (a) Except as set forth on SCHEDULE 3.17, no collective bargaining agreement exists that is binding on the Company and, except as described on SCHEDULE 3.17, no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative which petition or proceeding is still pending. SCHEDULE 3.17 describes any organizational effort currently being made or, to the Knowledge of Sellers and Stockholders, threatened by or on behalf of any labor union to organize any of the Company's employees.

             (b) Except as set forth on SCHEDULE 3.17, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Sellers and Stockholders, threatened against or directly affecting the Company, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company, and no claims therefor exist; and (iii) no Seller or Stockholder has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any of the Company's employees.

             (c) To the Knowledge of Sellers and Stockholders, the Company has complied and is currently complying, in all material respects, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines. Except as set forth on SCHEDULE 3.17, since January 1, 1997 the Company has not received any citation or other notification for the violation of occupational and health safety laws or regulations, wage and hour laws, or other employment related laws.

    3.18  INTELLECTUAL PROPERTY.

             (a) SCHEDULE 3.18 sets forth a complete and correct list of each of the Company's patents, patent applications and docketed inventions, trademarks, tradenames, trademark or tradename registrations or applications, copyright or copyright registrations or applications for copyright registration, and each the Company's licenses or licensing agreements for any of the foregoing (the "Intellectual Property Rights").

             (b) Except as disclosed in SCHEDULE 3.18, since January 1, 1997 the Company has not been a party to any Proceeding nor, to the Knowledge of Sellers and Stockholders, is any Proceeding threatened that involved or may involve a claim by any Person (including any Governmental Authority) of infringement of any Intellectual Property Right. Except as disclosed in
SCHEDULE 3.18, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company, or restricting the licensing thereof by the Company to any Person. To the Knowledge of Sellers and Stockholders, the use of the Intellectual Property Rights and the conduct of the Business do not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

             (c) Except as set forth in SCHEDULE 3.18, the Company either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied or express license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights that are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

             (d) Except as set forth in SCHEDULE 3.18, all of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on in the conduct of the Business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the 20th and 21st centuries and (ii) date-related data in connection with any valid date in the 20th and 21st centuries.

         3.19  ENVIRONMENTAL COMPLIANCE.

             (a) Except as disclosed in SCHEDULE 3.19, the Company has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (or from any other Person) that the Company is required to have under any Environmental Law. SCHEDULE 3.19 sets forth all material permits, licenses and other authorizations issued under any Environmental Law to the Company.

             (b) Except as disclosed in SCHEDULE 3.19, the Company is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and is also in compliance in all respects with all other material limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

             (c) Except as disclosed in SCHEDULE 3.19, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting the Company or the Business as now conducted or previously conducted that could reasonably be expected to prevent, or make more expensive, continued compliance with any Environmental Law by Buyer or any of its Affiliates after the Closing, or that may give rise to any Environmental Liability for which Buyer or any of its Affiliates could be responsible, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation affecting Buyer or any of its Affiliates (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or
(iii) resulting from exposure to workplace hazards.

             (d) Buyer has received copies of all environmental documents, studies and reports under the control of or in the possession of any Seller or Stockholder relating to (i) any facilities or real property ever owned, operated or leased by the Company or its predecessor, or (ii) any Environmental Liability relating to the Company.

    3.20  INSURANCE.

             (a) SCHEDULE 3.20 sets forth a complete and correct list of all of the Company's material insurance policies of any kind currently in force (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE 3.20 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. No cancellation or material amendment or increase of premiums is pending or, to the Knowledge of Sellers and Stockholders, threatened with respect to any of the Insurance Policies.

             (b) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body, or Governmental Authority has issued a recommendation or requirement for any material changes in the conduct of the Business or any repairs or other work to be done on or with respect to any material amount of Transferred Assets.

    3.21  TAX MATTERS.  Except as set forth on SCHEDULE 3.21:

             (a) There are no Taxes of the Company or deficiencies in Taxes or claims for Taxes against the Company for any taxable period that could become a liability of, or which could be assessed against or collected from, ATC or Buyer as a result of or after the transfer of assets contemplated by this Agreement.

             (b) There are no Liens against any of the Transferred Assets for Taxes other than Liens for current Taxes not yet due and payable; all of such Liens shall be discharged by

Sellers on or before the Closing Date such that Buyer acquires the Transferred Assets free and clear of any such Liens.

             (c) All amounts that are required to be collected or withheld by the Company from other Persons have been (or prior to the Closing will have been) duly collected or withheld and all such amounts that are required to be remitted to any taxing authority have been (or prior to the Closing will have been) duly remitted.

             (d) None of the Transferred Assets is property that is required to be treated as owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the Transferred Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

             (e) None of the Transferred Assets secures any debt the interest on which is tax exempt under Section 103 of the Code.

    3.22 ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 3.22, the Company's Accounts Receivable existing on the date hereof arose out of the sales of inventory or services in the ordinary course of business and are collectible in full, net of the reserve set forth on the 1999 Balance Sheet, which reserves are reasonable and were calculated consistent with past practices.

    3.23 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Sellers, Stockholders or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

    3.24 MATERIAL DISCLOSURES. No statement, representation or warranty made by any Seller of Stockholder in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to ATC and/or Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF ATC AND BUYER

    As an inducement to Stockholders and Sellers to enter into this Agreement and to consummate the transactions contemplated herein, ATC and Buyer hereby jointly and severally represent and warrant to Stockholders and Sellers that:

    4.01 ORGANIZATION AND EXISTENCE. Each of ATC and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a material adverse effect on ATC or Buyer. Each of ATC and Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

    4.02 AUTHORIZATION AND ENFORCEABILITY. Each of ATC and Buyer has full corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of ATC and Buyer and constitutes the legal, valid and binding agreement of each of them, enforceable against each of them in accordance with the terms of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

    4.03 REQUIRED APPROVALS AND CONSENTS. There are no governmental or other registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications or waivers required to be obtained or made by either ATC or Buyer by virtue of its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except for (i) those required under the HSR Act, (ii) those required under the Amended and Restated Revolving Credit Agreement between ATC and The Chase Manhattan Bank, as agent, and (iii) those that have already been obtained. To the Knowledge of ATC and Buyer, there are no facts relating to the identity or circumstances of ATC or Buyer that would prevent or materially delay obtaining any of the foregoing.

    4.04 NON-CONTRAVENTION. The execution, delivery and performance by ATC and Buyer of this Agreement does not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of ATC or Buyer, or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to ATC or Buyer.

    4.05 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of ATC or Buyer who might be entitled to any fee, commission or reimbursement of expenses from Sellers or Stockholders or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

    4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of ATC and Buyer, threatened against or affecting, ATC or Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                    ARTICLE V
                      COVENANTS OF STOCKHOLDERS AND SELLERS

    5.01 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, Sellers shall, and Stockholder shall cause the Company to, conduct the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and Sellers agree, other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of ATC or Buyer, which shall not be unreasonably withheld. Sellers shall use their reasonable efforts to preserve intact the Business and the Business organizations and relationships and goodwill of the Company with third parties and keep available the services of the present employees of the Company. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

             (a) Sellers will, and Stockholders will cause the Company to:

                     (i) (A) maintain the Transferred Assets in the ordinary course of business consistent with past practice in operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any Transferred Assets in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the Transferred Assets, apply any and all insurance proceeds received with respect thereto to the repair, replacement and restoration thereof prior to the Closing Date to the condition of such assets before such event (or in lieu of such repair, replacement and restoration, pay such insurance proceeds to Buyer upon the Closing), (D) use its best efforts to obtain, prior to the Closing Date, all Required Approvals and Consents, and (E) take all actions reasonably necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                      (ii) comply with all material Applicable Laws;

                     (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions, (B) the commencement of any material Proceeding by or against the Company or either Stockholder relating to the Business, or the Company or either Stockholder becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a material Proceeding against the Company, and (C) the occurrence of any breach by Sellers or Stockholders of any representation or warranty, or any covenant or agreement, contained in this Agreement;

             (b) without Buyer's prior consent, which shall not be unreasonably withheld, Sellers will not, and Stockholders shall not permit the Company to, do or agree to do any of the following:

                     (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of business;

                     (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber, any of the Transferred Assets except in the ordinary course of business consistent with past practices;

                     (iii) enter any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by the Company outside the ordinary course of business;

                     (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by the Company after the date hereof which, if in existence on the date hereof, would be required to be set forth in SCHEDULE 3.13(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

                     (v) make or commit to make any capital expenditure or group of related capital expenditures in excess of $10,000, other than capital expenditures expressly required under any Scheduled Contract;

                      (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

                     (vii) (A) increase the rate or terms of compensation payable or to become payable to any employee except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Plan or Benefit Arrangement, (D) enter into any employment agreement,
(E) increase the rate of compensation under or otherwise change the terms of any employment agreement set forth in SCHEDULE 3.13(a), or (F) hire or agree to hire any management personnel; and

                     (viii) make any material change in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change of its current practices with regard to sales, receivables, payables or accrued expenses that would affect the timing of income recognition, collection of receivables or payment of payables.

    5.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Sellers will, and Stockholders will cause the Company to, and Stockholders will, promptly (a) give ATC and Buyer and their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company upon reasonable prior notice, (b) furnish to ATC and Buyer and their counsel, financial advisors, auditors and other authorized representatives such information as ATC and Buyer may reasonably request, and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of the Company and Stockholders to cooperate with

ATC and Buyer and their counsel, financial advisors, auditors and other authorized representatives in their investigation of the Company and the Business.

    5.03 COMPLIANCE WITH TERMS OF REQUIRED APPROVALS AND CONSENTS. On and after the Closing Date, Stockholders and Sellers shall comply at their own expense with all conditions and requirements affecting any Stockholder or Seller set forth in all Required Approvals and Consents as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer.

    5.04 MAINTENANCE OF INSURANCE POLICIES. Between the date hereof and the Closing Date, Sellers shall not, and Stockholders shall cause the Company to not, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any Insurance Policies with respect to the period of time ending on the Closing Date.

    5.05 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements received by any Stockholder or Seller after the Closing Date from any third party with respect to the Transferred Assets shall be held by such Stockholder or Seller in trust for the benefit of Buyer and, immediately upon receipt of any such payment or reimbursement, such Stockholder or Seller shall pay, or cause to be paid, over to Buyer the amount of such payment or reimbursement without right of set off. The fact that such payment or reimbursement may have been deposited by the payor into the mail or with a third party delivery service on or prior to the Closing Date shall not relieve Stockholders and Sellers of their obligation under this Section.

    5.06. CHANGE OF NAME. Within three Business Days after the Closing Date, each Seller shall amend its Articles of Incorporation so as to change its corporate name to a name dissimilar to its current name and thereafter will not use such name or any "D.B.A." name used by the Company prior to the Closing. As promptly as practicable after the Closing Date, but in no event more than 30 days thereafter, each Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change in its corporate name and to abandon any DBA name that was used by the Company prior to the Closing. Without limiting the generality of the foregoing, after the Closing Sellers may not use a name that includes the words "All Trans," "All Automatic Transmission Parts" or "All Transmission Parts."

    5.09 SATISFACTION OF EXCLUDED LIABILITIES. Sellers shall satisfy and discharge or cause to be satisfied and discharged all of the Excluded Liabilities in the ordinary course of business consistent with past practices, except to the extent that any such Excluded Liability is being contested in good faith.

    5.10     SECURITIES EXCHANGE ACT FINANCIAL STATEMENTS.

             (a) Sellers understand that following the Closing Date ATC will be required to file with the Securities and Exchange Commission a periodic report on Form 8 K (i) disclosing the purchase of the Transferred Assets in response to Item 2 of Form 8-K and (ii) setting forth certain financial statements regarding the Transferred Assets pursuant to Item 7 of Form 8-K.
On or before October 27, 1999, Sellers shall prepare and deliver to Buyer (x) audited financial statements for the year ended December 31, 1998 and (y) unaudited financial statements for the six months ended June 30, 1999, all of such financial statements to be in the form called for by Form 8-K and Regulation S-X under the Securities Exchange Act of 1934, as amended.

             (b) Each of the financial statements required by this Section
5.10 will (i) be prepared based on the books and records of the Company in accordance with GAAP (except for the omission of adjustments, consisting only of normal recurring adjustments, in the case of the 1999 financial statements) and the Company's normal accounting practices, consistent with past practice and with each other, and (ii) present fairly the financial condition and results of operations of the Company as of the dates indicated or for the periods indicated.

             (c) Buyer will reimburse Sellers for the cost of preparing and auditing the required financial statements unless this Agreement is terminated by Buyer pursuant to Section 10.01(b) or (c). Reimbursement will be made promptly after submission to Buyer of all invoices.

                                   ARTICLE VI
                           COVENANTS OF ATC AND BUYER

     6.01 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2004, ATC and Buyer will promptly
(i) furnish to Stockholders and Sellers and their counsel, financial advisors, auditors and other authorized representatives such information relating to the Business as they may reasonably request in connection with the preparation of Tax Returns, and (ii) instruct the directors, officers, employees, counsel, auditors and financial advisors of ATC and Buyer to cooperate in all reasonable respects with Stockholders and Sellers and their counsel, financial advisors, auditors and other authorized representatives in connection with the preparation of Tax Returns. Any information or documents provided to any Stockholder or Seller pursuant to this Section 6.01 shall be held by such Stockholder or Seller pursuant to Section 7.04.

    6.02 ELVE CORPORATION PAYMENT. Prior to the date hereof, All Trans paid a $54,350 invoice to Elve Corporation twice. Upon receipt of a credit from Elve with respect to such double payment, Buyer shall pay to All Trans an amount equal to the lesser of (i) the credit received by Buyer from Elve or (ii) $54,350.

                                   ARTICLE VII
                            COVENANTS OF ALL PARTIES

    7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. ATC, Buyer, Sellers and Stockholders agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

    7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

    7.03 PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or Nasdaq regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys, investment advisors and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

    7.04 CONFIDENTIALITY.

             (a) Stockholders and Sellers will, and will cause their Affiliates and representatives to, treat any data and information regarding the Company, ATC or Buyer confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any Person other than any Stockholder or Seller or their Affiliates or representatives, so long as such other Person is not in breach of a confidentiality obligation, (ii) information available to any Stockholder or Seller or their Affiliates or representatives on a non-confidential basis prior to its disclosure in connection with the transactions contemplated by this Agreement, (iii) information that is required to be disclosed by Applicable Law, (iv) information required to be disclosed to obtain any Required Approvals and Consents, or (v) any disclosure of such information in litigation between the parties hereto; PROVIDED, HOWEVER, that disclosure pursuant to clause (iii), (iv) or (v) may be made only to the extent necessary to satisfy the permitted purpose.

             (b) ATC and Buyer will, and will cause their Affiliates and representatives to, treat any data and information obtained with respect to Stockholders and the Company confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any Person other than ATC or Buyer or their Affiliates or representatives, so long as such other Person is not in breach of a confidentiality obligation, (ii) information available to ATC, Buyer or their Affiliates or representatives on a non-confidential basis prior to its disclosure in connection with the transactions contemplated by this Agreement, (iii) information that is required to be disclosed by Applicable Law or Nasdaq regulations, (iv) information required to be disclosed to obtain any Required Approvals and Consents, (v) any disclosure of such information in litigation between the parties hereto, (vi) information regarding the Business disclosed after the Closing Date, or (vii) information disclosed to prospective lenders in connection with Buyer's financing of the purchase of the Transferred Assets; PROVIDED, HOWEVER, that disclosure pursuant to clause (iii), (iv), (v) or
(vii) may be made only to the extent necessary to satisfy the permitted purpose.

             (c) In the event that the Closing fails to take place and this Agreement is terminated, each party, upon the written request of another party, will, and will cause its representatives to, promptly deliver to the requesting party any and all documents or other materials furnished by the requesting party or any of its Affiliates in connection with this Agreement without retaining any copies thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the requesting party shall be destroyed by the other party or shall be turned over to the requesting party, and the other party shall confirm to the requesting party in writing that all such materials have been turned over or destroyed. No failure or delay by the requesting party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

             (d) The parties hereto recognize and agree that in the event of a breach of this Section 7.04, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain with any degree of accuracy the amount of damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of this Section 7.04, the nonbreaching party and its Affiliates shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the nonbreaching party or its Affiliates. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the nonbreaching party and its Affiliates may otherwise have under Applicable Law.

    7.05  TAXES.

             (a) All Taxes imposed in connection with the sale of the Transferred Assets shall be borne by Sellers.

             (b) Stockholders and Sellers agree that no new elections with respect to Taxes affecting the Transferred Assets or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

             (c) ATC on the one hand and Sellers and Stockholders on the other hand shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other tax proceeding relating to the Business, and (iii) retain all relevant documents, including prior year's Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

             (d) Sellers shall provide Buyer with all tax clearance certificates or similar documents that may be required by any state or local taxing authority in order to relieve Buyer of any obligations to withhold any portion of the purchase price for the Transferred Assets.

             (e) Stockholders and Sellers shall keep ATC and Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings that could reasonably be expected to affect the Tax Liability of ATC and/or Buyer with respect to the Business or the Transferred Assets.

             (f) ATC and Buyer shall keep Stockholders and Sellers fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings that could reasonably be expected to affect the Tax Liability of ATC and/or Buyer with respect to the Business or the Transferred Assets.

             (g) If ATC, in its sole discretion, shall request, Stockholders and Sellers shall (i) assist ATC and Buyer in transferring the unemployment tax experience rating of Sellers, (ii) cooperate with ATC and Buyer to take all actions reasonably necessary to effect and preserve such transfer, and
(iii) take no position inconsistent with such transfer. Stockholders and Sellers shall provide ATC and Buyer with all relevant information necessary to determine whether such transfer is in ATC's and Buyer's best interest.

    7.06 EMPLOYMENT AGREEMENTS. At the Closing, Buyer and each Stockholder shall enter into an Employment Agreement substantially in the form of EXHIBIT B hereto providing for annual base salaries of $210,000 for David E. Helm and $185,000 for Barry C. Helm.

    7.07 REAL PROPERTY LEASES.

             (a) At the Closing, Stockholders will cause Landlord, as lessor, to enter into five year leases substantially in the form of EXHIBIT C hereto with Buyer, as lessee, for the Real Property located at 1814 NE Argyle Street and 3101 NE Argyle Street, and the lease previously in effect with respect to each such location shall terminate as of the Closing Date. The monthly rental rate for each location shall be as agreed to among the parties prior to the Closing, PROVIDED that if the parties are unable to reach agreement, then the rental rate shall equal the "market rate" as established by a MAI appraiser selected by the mutual agreement of the parties and having experience in appraising properties in the area of the location in question. The appraiser may not be Associated With any Seller or Stockholder, Buyer or ATC. The fee of the appraiser shall be shared equally by Buyer on the one hand and Sellers on the other.

             (b) It is the intention of the parties that the operations currently conducted by AATP at 5530 NE 122nd Avenue (the "Existing Facility") will be moved to a new facility (the "New Facility"). If on or before December 1, 1999 Landlord (i) purchases a Suitable Location (as defined below) or (ii) enters into a contract to purchase a Suitable Location and completes such purchase within 45 days thereafter, then the New Facility will be located at such Suitable Location. Otherwise, Buyer shall be free to secure a Suitable Location from a third party. As used herein, "Suitable Location" means real property and related improvements the location, configuration, build-out and physical condition (including environmental condition) of which is acceptable to Buyer. The real property and improvements located at 553 N. Columbia will be a Suitable Location if (x) the Phase 2 environmental study currently being conducted at the site shows an environmental condition acceptable to Buyer or (y) the seller thereof or Landlord remediates the site to a condition acceptable to Buyer prior to the relocation from the Existing Facility.

             (c) If the New Facility is owned by Landlord, then at the later of the Closing or the commencement of the relocation to the New Facility Stockholders will cause Landlord, as lessor, to enter into a lease substantially in the form of EXHIBIT C hereto with Buyer for the New Facility. The term of such lease shall expire concurrently with the expiration of the leases called for by Section 7.07(a) and the rental rate will be established pursuant to Section 7.07(a). If the New Facility is located at 553 N. Columbia, Landlord, at its expense, shall make the improvements thereto set forth on SCHEDULE 7.07. If the New Facility is owned by Landlord but is not located at 553 N. Columbia, Landlord, at its expense, shall make such improvements as are necessary to cause the New Facility to be of a nature comparable to that of 553 N. Columbia as improved pursuant to
SCHEDULE 7.07.

             (d) If the relocation to the New Facility is not completed until after the Closing, then at the Closing AATP, as sublessor, and Buyer, as sublessee, will enter into a month-to-month sublease with respect to the Existing Facility on the same terms as those contained in the lease pursuant to which AATP leases the Existing Facility (the "Master Lease"). If the relocation is completed by June 30, 2000, Stockholders and Sellers will be responsible for the restoration of the Current Facility to the condition required by the Master Lease (including, without limitation, any repair of damage to the Existing Facility and the remediation of any environmental conditions thereon or therein). If the relocation is completed after June 30, 2000, Buyer will be responsible for the restoration of the Current Facility to the condition required by the Master Lease (including any repair of damage to the Existing Facility and the remediation of any environmental conditions thereon or therein), except to the extent that the foregoing would constitute Excluded Liabilities (including, without limitation, Environmental Liabilities other than Buyer Environmental Liabilities). If the relocation is completed by June 30, 2000, Stockholders and Sellers will be responsible for any out-of-pocket expenses incurred by Buyer in connection with the relocation (including, without limitation, employee overtime, moving equipment rental, utility connection and disconnection charges, computer and telephone installation costs and other third party service charges and fees) but not for indirect costs such as those due to operational down time during the relocation.

             (e) AATP may elect to keep the Master Lease in effect following the relocation to the New Facility, in which case Sellers and Stockholders will pay and hold Buyer and its Affiliates harmless from all obligations arising under the Master Lease.

    7.08. EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

             (a) Prior to Closing, Sellers will provide to Buyer a list of all then-active employees of the Company and Buyer will offer employment to all such employees and shall hire all of them who accept such offer (the "Hired Employees"). All employment offers will be for the same base cash compensation as is being paid by the Company as of the Closing Date, PROVIDED that Buyer may change such employment terms at any time thereafter in its sole discretion.

             (b) Through October 31, 2000, Buyer will provide to the Hired Employees at least the same level and value of employee benefit plans, programs and arrangements that Seller had been providing to the Hired Employees as of the Closing Date, other than the Seller's bonus plan, as described on SCHEDULE 7.08 attached hereto ("Buyer's Benefit Plans"), provided, however, that Buyer will provide a bonus plan comparable to Seller's bonus plan from the Closing Date through December 31, 1999. After October 31, 2000, Buyer may amend, terminate or otherwise modify Buyer's Benefit Plans in accordance with the terms and provisions thereof. Buyer will recognize and credit the prior employment service of the Hired Employees with Seller for purposes of eligibility and vesting with respect to Buyer's Benefit Plans. Hired Employees will receive credit for current year accrued vacation and sick pay, provided that such vacation and sick pay is claimed prior to January 1, 2000, and Sellers will reimburse Buyer for all amounts paid by Buyer with respect to such vacation and sick pay. Further, Buyer shall cause to be waived any preexisting condition clause that would preclude any of the Hired Employees from being able to participate in Plans in connection with Buyer's medical plan. It is the intent of Seller and Buyer that the Hired Employees should have no interruption in their participation in Buyer's Benefit Plans in connection with commencement of employment with Buyer.

             (c) Notwithstanding Section 7.08(a), the Hired Employees will be employed at the will of Buyer and after the Closing Date Buyer will be free to terminate the employment of any Hired Employee in Buyer's sole discretion, subject to Applicable Law and the terms of any written employment agreement between Buyer and such employee.

             (d) Sellers will be responsible for all liabilities for vested accrued benefits and claims incurred but not yet paid as of the Closing Date under any employee welfare plan (as defined in Section 3(1) of ERISA), any Employee Pension Benefit Plan or any other employee benefit plans, programs or arrangement of the Company that provide benefits for its employees, their eligible dependents or their beneficiaries, including accrued vacation and sick pay, and for the payment of any wages accrued as of Closing Date, any severance or other termination-related obligations to Company employees as may be required by Applicable Law or otherwise. Buyer will be responsible with respect to all liabilities arising after the Closing Date with respect to any of the Hired Employees that relate to or arise from the employment of the Hired Employees by Buyer.

             (e) Sellers will bear the entire cost and expense of all workers' compensation claims arising out of injuries sustained by Hired Employees on or before the Closing Date. Buyer will bear the entire cost and expense of all workers' compensation claims arising out of injuries sustained by Hired Employees after the Closing Date. Buyer shall bear the entire cost and expense of all workers' compensation claims arising out of injuries without an identifiable date of occurrence and that are alleged to have arisen after the Closing Date.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

    8.01 CONDITIONS TO OBLIGATION OF ATC AND BUYER. The obligation of ATC and Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

             (a) (i) Sellers and Stockholders shall each have performed and satisfied in all material respects each of their material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) each of the representations and warranties of Sellers and Stockholders contained in this Agreement shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date, and (iii) ATC and Buyer shall have received certificates signed by Stockholders and a duly authorized executive officer of each Seller to the foregoing effect and to the effect that the conditions specified in this Section 8.01 have been satisfied.

             (b) All Required Approvals and Consents (including such consents as are required under Subsequent Material Contracts) shall have been obtained without the imposition of any conditions that are or would become applicable to the Business, the Transferred Assets, Buyer or any of its Affiliates after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon the Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date. All such Required Approvals and Consents shall be in effect; no Proceedings or other action shall have been instituted or threatened by any Person with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of termination or revocation of, or material adverse (as to the Business, the Transferred Assets, ATC or Buyer) modification of, any such Required Approval or Consent; all applicable waiting periods with respect to such Required Approvals and Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Approvals and Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Approvals and Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

             (c) The consummation of the transactions contemplated by this Agreement shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, or imposing Damages on ATC or Buyer in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority
(or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the consummation of the transactions contemplated hereby, or to impose conditions that Buyer in good faith determines would be materially burdensome upon the Business, the Transferred Assets, ATC, Buyer or any of their Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

             (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Company, the Transferred Assets or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

             (e) Buyer shall have received financing on terms reasonably acceptable to Buyer and in an amount sufficient to pay the purchase price called for by Section 2.06(b) and Buyer's expenses related to the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

             (f) As of the Closing Date, there shall exist no Liens on any Transferred Assets.

             (g) Each Seller shall have executed and delivered a bill of sale and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to Buyer all right, title and interest of such Seller in and to the Transferred Assets.

             (h) Each Stockholder shall have executed and delivered to Buyer an employment agreement in substantially the form of EXHIBIT B hereto with such alterations thereto as Buyer and the respective employee may agree upon prior to Closing, provided that the employment agreement with Barry C. Helm will not be executed and delivered until the AATP Closing.

             (i) Landlord shall have executed and delivered to Buyer the leases called for by Section 7.07(b) in substantially the form of EXHIBIT C hereto with such alterations thereto as Landlord and Buyer may agree upon prior to Closing.

             (j) Each Seller and Stockholder shall have executed and delivered to ATC and Buyer a noncompetition agreement in substantially the form of EXHIBIT D hereto with such alterations thereto as ATC, Sellers and Stockholders may agree upon prior to Closing.

             (k) Buyer shall have received an opinion of Muir & Troutman in a form reasonably acceptable to Buyer.

             (l) Sellers shall have delivered to Buyer the financial statements required by Section 5.10, such financial statements to be in form and substance acceptable to Buyer, in its sole discretion.

    8.02 CONDITIONS TO OBLIGATION OF STOCKHOLDERS AND SELLERS. The obligation of Stockholders and Sellers to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

             (a) (i) ATC and Buyer shall have performed and satisfied in all material respects each of their material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) each of the representations and warranties of ATC and Buyer contained in this Agreement shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date, and (iii) Stockholders and Sellers shall have received certificates signed by a duly authorized executive officer of each of ATC and Buyer to the foregoing effect and to the effect that the conditions specified in this Section 8.02 have been satisfied.

             (b) All Required Approvals and Consents (including such consents as are required under Subsequent Material Contracts) shall have been obtained without the imposition of any conditions that are or would become applicable to any Stockholder or Seller or any of their Affiliates after the Closing that Stockholders and Sellers in good faith reasonably determines would be materially burdensome upon any Stockholder or Seller or any of their Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date. All such Required Approvals and Consents shall be in effect; no Proceedings or other action shall have been instituted or threatened by any Person with respect thereto as to which, in Stockholders' and Sellers' good faith opinion, there is a substantial risk of termination or revocation of, or material adverse (as to any Stockholder or Seller) modification of, any such Required Approval or Consent; all applicable waiting periods with respect to such Required Approvals and Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Approvals and Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Approvals and Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

             (c) The consummation of the transactions contemplated by this Agreement shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, or imposing Damages against any Stockholder or Seller in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the consummation of the transactions contemplated hereby, or to impose conditions that Stockholders and Sellers in good faith determine would be materially burdensome upon any

Stockholder or Seller or any of their Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

             (d) Each Seller shall have received the portion of the purchase price called for by Section 2.06(b) to which it is entitled.

             (e) Buyer shall have executed and delivered to each Stockholder an employment agreement in substantially the form of EXHIBIT C hereto with such alterations thereto as Buyer and the respective employee may agree upon prior to Closing, provided that the employment agreement with Barry C. Helm will not be executed and delivered until the AATP Closing.

             (f) Buyer shall have executed and delivered to Landlord the leases called for by Section 7.07(b) in substantially the form of EXHIBIT D hereto with such alterations thereto as Landlord and Buyer may agree upon prior to Closing.

             (g) Stockholders and Sellers shall have received an opinion of Joseph Salamunovich, ATC's General Counsel, in a form reasonably acceptable to Stockholders and Sellers.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.01  AGREEMENT TO INDEMNIFY.

             (a) Subject to the limitations provided herein ATC, Buyer and their Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless on a joint and several basis by Stockholders and Sellers in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of any Stockholder or Seller in this Agreement, or (ii) in connection with any Excluded Liabilities. The aggregate Liability of Stockholder and Seller under Section 9.01(a)(i) shall not exceed $40,000,000, except in the case of Damages due to the fraud or willful misconduct of any Stockholder or Seller.

             (b) Subject to the limitations provided herein, Stockholders, Sellers and their Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless by ATC and Buyer in respect of any and all Damages reasonably and proximately incurred by any of the Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of ATC or Buyer in this Agreement, (ii) Assumed Liabilities or (iii) the conduct of the Business after the Closing Date.

             (c) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification under Section 9.01(a) unless and until the claims in the aggregate exceed

$50,000, provided that if such threshold is exceeded, the Buyer Indemnitees may seek indemnification hereunder for all such claims. The foregoing limitation shall not apply to Damages relating to Excluded Liabilities or Damages due to the fraud or willful misconduct of any Stockholder or Seller.

    9.02  SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

             (a) The representations and warranties contained in this Agreement shall survive as follows:

                      (i) Except as otherwise provided in Section
9.02(a)(ii) or (iii), all representations and warranties shall expire on the second anniversary of the Closing Date.

                      (ii) Notwithstanding Section 9.02(a)(i), the representations and warranties of any party contained herein shall survive until 60 days after the expiration of any applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation arising out of fraud or willful misconduct.

                      (iii) Notwithstanding Section 9.02(a)(i), the representations and warranties contained in Sections 3.15, 3.19, 3.21 and 3.23 shall survive until 60 days after the expiration of any applicable statute of limitations, including extensions thereof.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate on the date on which such representation or warranty expires pursuant to this Section 9.02(a) unless the party seeking indemnification with respect to such breach delivers to the appropriate Indemnifying Parties written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 p.m., Pacific Time, on such expiration date.

             (b) The covenants contained in this Agreement to be performed after the Closing Date shall survive without expiration unless otherwise expressly provided in such covenant.

    9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give prompt notice of any claim for indemnification shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. The Indemnifying Party shall have 30 days following its receipt of such notice to either acquiesce in or object to the claim in writing. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim.

    9.04  DEFENSE OF CLAIMS.

             (a) In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, any Indemnifying Party may, subject to Section 9.04(c), assume the defense of such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim) upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding (i) jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim and (ii) provide assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), the Indemnitee may defend against such claim or Proceeding, subject to Section 9.04(d), PROVIDED that the Indemnifying Parties may subsequently elect to assume the defense of such claim or Proceeding if they provide the notice called for by the first sentence of this Section 9.04.

             (b) If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to the Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment relating to, such claim or Proceeding, without the prior written consent of such Indemnitee, PROVIDED that (i) the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment in accordance with the terms thereof, (ii) the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business, and (iii) a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(c), the Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04.

             (c) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, there are one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding pursuant to the last sentence of Section
9.04(a) or pursuant to this Section 9.04(c), (i) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and
(ii) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the Liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (A) the amount offered in such settlement proposal plus the Indemnitee's fees and expenses incurred in obtaining such settlement proposal, (B) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (C) the maximum Liability of the Indemnifying Parties pursuant to Section 9.01(a), and any such settlement shall expressly release the Indemnifying Parties from any further Liability with respect to the claim.

             (d) If the Indemnitee assumes the defense of any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to
Section 9.04(c), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, PROVIDED that the Indemnitee may not settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect thereto without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld.

    9.05 TAX EFFECT. If the payment of any Damages for the benefit of an Indemnitee results in a reduction of Tax due and payable by such Indemnitee, then the amount of Damages payable shall be reduced by, or, if Damages have already been paid, then the Indemnitee shall refund to the Indemnifying Parties, an amount equal to the difference between the actual amount of Tax due and payable by such Indemnitee with respect to such year and the amount of Tax that would have been paid by such Indemnitee solely but for such reduction of Tax.

                                    ARTICLE X
                                   TERMINATION

     10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

             (a) by mutual written agreement of all of the parties hereto;

             (b) by a party at any time following the expiration of 30 days from the date that such party has given notice to another party of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by the recipient of such notice contained in this Agreement that, if not cured prior to the Closing Date, would give the notifying party grounds not to close under Section 8.01 or 8.02, as the case may be, when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which the notifying party shall have given notice previously pursuant to this clause (b);

             (c) by a party at any time following the expiration of 30 days from the date that such party has given written notice to another party of the failure by the recipient of such notice to perform and satisfy in any material respect any of its material obligations under this Agreement required to be performed and satisfied by it on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of the recipient of such notice under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 30-day period;

             (d) by any party hereto, if the Closing shall not have been consummated by the Outside Date; PROVIDED, HOWEVER, that a party may not terminate this Agreement pursuant to this clause (d) if the Closing shall not have been consummated by reason of any inaccuracy or misrepresentation in the representations or warranties made in this Agreement by such party or any failure of such party or any of his or its Affiliates to perform and satisfy in all material respects any of his or its respective covenants or obligations contained in this Agreement; or

             (e) by any party hereto if any Applicable Law shall hereafter be enacted or become applicable that makes the transactions contemplated hereby illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining any party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

    10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination. The provisions of Sections 7.04, 10.02, 11.01, 11.03, 11.05 11.07, 11.08, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Section 10.1.

                                   ARTICLE XI
                                  MISCELLANEOUS

    11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (i) when delivered by personal delivery, (ii) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) the day following being sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, or (iv) once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above:

                           If to any Seller or David Helm:

                                    David E. Helm
                                    15007 SE Rivershore Drive
                                    Vancouver, WA 98683

                           If to Barry Helm:

                                    Barry C. Helm
                                    4412 SW Sixth
                                    Camas, WA 98607

                                    with in any case a copy to:

                                    Muir & Troutman
                                    PO Box 25403
                                    Portland, OR 97298-0403
                                    Telecopier No.: (503) 292-5799
                                    Attn.: Phillip R. Muir, Esq.

                           If to ATC or Buyer:

                                    Aftermarket Technology Corp.
                                    One Oak Hill Center, Suite 400
                                    Westmont, IL  60559
                                    Telecopier No.: (630) 455-2621
                                    Attn.: General Counsel

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         11.02    AMENDMENTS; NO WAIVERS.

             (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

             (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its right to purchase some or all of the Transferred Assets to one or more wholly owned subsidiaries of Buyer, PROVIDED that such assignment shall not relieve Buyer of any of its obligations hereunder.

    11.05 GOVERNING LAW. Except as otherwise provided in Section 11.11 with respect to arbitration under the Federal Arbitration Act, this Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Oregon.

    11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

    11.07 ENTIRE AGREEMENT. This Agreement (including the Schedules and
Exhibits referred to herein, which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    11.08 CONSTRUCTION. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto. Matters disclosed on one or more schedules attached hereto and made a part hereof shall be deemed to have been disclosed on each and every relevant schedule to the extent necessary to make any other statement, representation or warranty contained herein not misleading or incorrect.

    11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

    11.10 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

    11.11    ARBITRATION OF CLAIMS.

             (a) Except as otherwise specifically provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

             (b) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in Oregon. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; PROVIDED, HOWEVER, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that it will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this
Section 11.11 by bringing suit in any court of competent jurisdiction.

             (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

    11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 ALL TRANSMISSION PARTS, INC.,
                                  an Oregon corporation


                                 By: _____________________________________
                                            David E. Helm, President



                                 ALL AUTOMATIC TRANSMISSION PARTS, INC.,
                                  an Oregon corporation


                                 By: _____________________________________
                                          David E. Helm, President



                                 -----------------------------------------
                                             David E. Helm



                                 -----------------------------------------
                                              Barry C. Helm



                                 AFTERMARKET TECHNOLOGY CORP.,
                                  a Delaware corporation


                                 By: _____________________________________
                                                Michael T. DuBose
                                     President and Chief Executive Officer



                                 ATC DISTRIBUTION GROUP, INC.,
                                  a Delaware corporation


                               By: _____________________________________
                                           Michael T. DuBose
                                       Chief Executive Officer

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                           EXHIBITS

Exhibit A................................................Financial Statements
Exhibit B........................................Form of Employment Agreement
Exhibit C...........................................Form of Real Estate Lease
Exhibit D....................................Form of Noncompetition Agreement

                                    SCHEDULES

Schedule 1.01.................................................Permitted Liens
Schedule 2.01.......................................................Equipment
Schedule 2.02.................................................Excluded Assets
Schedule 3.01..........................................Foreign Qualifications
Schedule 3.04.................................Required Approvals and Consents
Schedule 3.07.............................................Certain Liabilities
Schedule 3.08......................................Absence of Certain Changes
Schedule 3.09(a)(i).............................................Real Property
Schedule 3.09(a)(ii).................................Personal Property Leases
Schedule 3.09(b)...........................................Non-Binding Leases
Schedule 3.09(c)........................................................Liens
Schedule 3.09(d)..........................................Land-Use Regulation
Schedule 3.09(f)............................................Personal Property
Schedule 3.10..........................................Affiliate Transactions
Schedule 3.11.....................................................Inventories
Schedule 3.12......................................................Litigation
Schedule 3.13(a)..........................................Scheduled Contracts
Schedule 3.13(b)..............................Non-Binding Scheduled Contracts
Schedule 3.13(c)..............................Primary Customers and Suppliers
Schedule 3.14.........................................................Permits
Schedule 3.15..............................Noncompliance with Applicable Laws
Schedule 3.16................................Employee Agreements and Benefits
Schedule 3.17....................................Labor and Employment Matters
Schedule 3.18...........................................Intellectual Property
Schedule 3.19...........................................Environmental Matters
Schedule 3.20..............................................Insurance Policies
Schedule 3.21.....................................................Tax Matters
Schedule 3.22.............................................Accounts Receivable
Schedule 7.07....................................553 N. Columbia Improvements